Cypress Bioscience Announces First Quarter 2010 Financial Results

SAN DIEGO, CA -- (Marketwire - May 10, 2010) - Cypress Bioscience, Inc. (NASDAQ: CYPB) today announced financial results for the first quarter of 2010. The Company reported total revenue of $8.1 million for the quarter ended March 31, 2010, which includes commercial revenues of $7.1 million and revenues under collaborative agreement of $0.9 million. For the quarter ended March 31, 2010, the Company reported a net loss of $4.6 million or $0.12 per share compared to a net loss of $9.2 million or $0.24 per share for the same period in 2009. At March 31, 2010, the Company had cash, cash equivalents and investments totaling $137.3 million.

The $8.1 million in revenues the Company reported for the quarter ended March 31, 2010 compares to $7.9 million for the same period in 2009. During the quarter ended March 31, 2010, the Company recognized commercial revenues of $7.1 million, which includes royalty revenues of $2.6 million and sales force reimbursements of $4.1 million, in connection with the sales of Savella.

Total operating expenses for the quarter ended March 31, 2010 were $12.9 million compared to $17.7 million for the same period in 2009. The decrease in operating expenses for the quarter ended March 31, 2010 was primarily due to a decrease in research and development costs incurred during the first quarter of 2010 due to non-recurring costs incurred during the same period in 2009, including a $3.0 million milestone payment to a licensor, Pierre Fabre, upon our NDA approval and a $2.0 million payment in connection with an asset purchase transaction for a technology to diagnose and monitor Lupus.

About Cypress Bioscience, Inc.
Cypress Bioscience, Inc. provides therapeutics and personalized medicine services, facilitating improved and individualized patient care. Cypress addresses the evolving needs of specialist physicians and their patients by identifying unmet medical needs in the areas of pain, rheumatology, and physical medicine and rehabilitation, including challenging disorders such as fibromyalgia and rheumatoid arthritis. This approach to improving patient care creates a unique partnership with physicians. Current products include Savella™ (milnacipran HCl) and the Avise PG(SM) and Avise MCV(SM) therapeutic monitoring, diagnostic and prognostic tests for rheumatoid arthritis.

For more information about Cypress, please visit the Company's web site at www.cypressbio.com.

This press release, as well as Cypress' SEC filings and website at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements related to the expected competitive and commercial advantages of Savella™ and our personalized medicine services and the ability of our products and services to meet the needs of physicians and patients and enable us to foster a unique relationship with physicians. Actual results could vary materially from those described as a result of a number of factors, including the risks involved with Cypress' ability to create a successful sales force and execute its marketing strategy, risks around market acceptance of Savella™ and our personalized medicine services and whether they will facilitate improved diagnostic, prognostic and therapeutic decision making for physicians and patients, risks involved with the development and commercialization of Cypress' product candidates and personalized medicine services, and other risks and uncertainties described in Cypress' most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "potential," "expects," "plans," "anticipates," "intends," or the negative of those words or other comparable words to be uncertain and forward-looking. The statements in this press release speak only as the date hereof, and Cypress undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

                          CYPRESS BIOSCIENCE, INC.
                    Condensed Consolidated Financial Data
                    (In thousands except per share data)

Statement of Operations Data:

                                                 Quarter ended March 31,
                                                   2010           2009
                                              -------------  -------------
                                                       (unaudited)
Revenues:
  Revenues under collaborative agreement              $ 851        $ 7,393
  Commercial revenues                                 7,073            462
  Revenues from personalized medicine
   services                                             196              3
                                              -------------  -------------
Total revenues                                        8,120          7,858

Operating expenses:
  Cost of personalized medicine services                569            359
  Research and development                              978          7,238
  Selling, general and administrative                11,330         10,057
                                              -------------  -------------
Total operating expenses                             12,877         17,654
                                              -------------  -------------

Interest income                                         190            635
                                              -------------  -------------

Net loss                                           $ (4,567)      $ (9,161)
                                              =============  =============

Net loss per share – basic and diluted              $ (0.12)       $ (0.24)
                                              =============  =============

Shares used in computing net loss per share –
 basic and diluted                                   38,375         37,982
                                              =============  =============

Balance Sheet Data:

                                                    March 31,  December 31,
                                                       2010        2009
                                                   ----------- ------------
                                                   (unaudited)
Assets
  Cash, cash equivalents and short-term
   investments                                       $ 137,292    $ 141,673
  Other current assets                                   7,936       10,404
  Goodwill                                              21,929       21,929
  Other non-current assets                               1,976        2,059
                                                   ----------- ------------
    Total assets                                     $ 169,133    $ 176,065
                                                   =========== ============

Liabilities and Stockholders' Equity
  Current liabilities                                  $ 8,466     $ 11,573
  Long-term liabilities                                 22,607       23,908
  Stockholders' equity                                 138,060      140,584
                                                   ----------- ------------
    Total liabilities and stockholders' equity       $ 169,133    $ 176,065
                                                   =========== ============

CONTACT:
Mary Gieson
Investor Relations
Cypress Bioscience, Inc.
(858) 452-2323